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Delaware Operating Services Company Balance Sheet (Dollars in Thousands) (Unaudited)
ASSETS	As of September 30, 2005
Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Accounts receivable from associated companies	*
Other prepayments	*
*
Deferred Charges and Other Assets
Deferred income tax	*
Prepaid pension cost	*
*
Total Assets	*
LIABILITIES AND OWNER'S EQUITY
Current Liabilities
Accounts payable	*
Interest and taxes receivable	*
Notes payable to associated companies	*
Other	*
*
Deferred Credits and Other Liabilities
Pension and OPEB	*
Capitalization
Common stock	*
Additional paid in capital	*
Retained earnings	*
*
Total Capitalization and Liabilities	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
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Delaware Operating Services Company Consolidated Statements of Income (Dollars in Thousands) (Unaudited)
Nine Months Ended September 30, 2005

OPERATING REVENUES	*
OPERATING EXPENSES
Cost of sales	*
Operation and maintenance	*
Taxes other than income taxes	*
OPERATING INCOME	*
OTHER INCOME	*
INTEREST EXPENSE	*
INCOME BEFORE INCOME TAXES	*
INCOME TAXES	*
NET INCOME	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
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